CULINARY TECH CENTER LLC
BALANCE SHEET
SEPTEMBER 30, 2010

ASSETS

Current Assets
Cash	$7,158
Student tuition receivable, net of allowance for uncollectables of $3,754	746,983
Total current assets	754,141

Property and Equipment, at cost, net of accumulated depreciation of $2,175	7,838

Other Assets
Organization costs, net of accumulated amortization of $96	514

Total assets	$762,493

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Accounts payable	$56,644
Accrued expenses payable	34,463
Deferred tuition revenue	247,745
Total current liabilities	338,852

Members' Equity	423,641

Total liabilities and members' equity	$762,493

CULINARY TECH CENTER LLC
STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Tuition and Student Fee Revenues	$1,561,951

Operating Costs and Expenses
Student instructional costs	311,434
Recruitment costs	44,921
Occupancy costs	112,832
General and administrative expenses	284,190
Total operating costs and expenses	753,377

Operating income before management fees	808,574

Related party management fees	389,676

Income before depreciation	418,898

Depreciation and amortization expense	1,340

Net income	$417,558

CULINARY TECH CENTER LLC
STATEMENT OF MEMBERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Balance - January 1, 2010	$47,414

Capital withdrawals, net	(41,330)

Net income for the nine months ended September 30, 2010	417,558

Balance - September 30, 2010	$423,642

CULINARY TECH CENTER LLC
STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Cash Flows from Operating Activities
Net income	$417,558
Noncash items included in net income:
Amortization of organization costs	31
Depreciation expense	1,309
418,898

Changes in operating assets and liabilities
Decrease (increase) in assets:
Student tuition receivable	(472,545)
Prepaid expense	939
Security deposits	3,523
Increase (decrease) in liabilities:
Accounts payable	18,215
Accrued expenses payable	25,456
Deferred tuition revenue	51,499
(372,913)

Net cash provided by operating activities	45,985

Cash Flows from Investing Activities:
Purchase of leasehold improvements	(500)

Cash Flows from Financing Activities:
Capital distributions to members	(41,330)

Net increase in cash	4,155

Cash - January 1, 2010	3,004

Cash - September 30, 2010	$7,159

Supplemental disclosure of cash flow information:
Cash paid during the nine months for interest	$0
Cash paid during the nine months for income taxes	$0